UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2005 ebank Financial Services, Inc.
(Exact name of registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation)	000-24043 (Commission File Number)	58-2349097 (IRS Employer Identification No.)
2410 Paces Ferry Road, Suite 190
Atlanta Georgia 30339
(Address of Principal Executive
Offices) (Zip Code)
(770) 863-9225
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EX-10.1 AMENDMENT TO JAMES L. BOX NON-QUALIFIED STOCK OPTION AGREEMENT

Item 1.01. Entry Into a Material Definitive Agreement.
On August 29, 2005, the Compensation Committee of ebank Financial Services, Inc. (the “Company”) approved an amendment to a non-qualified stock option agreement previously granted to Mr. James L. Box, Chief Executive Officer of the Company, on August 9, 2004. The original August 9, 2004 non-qualified stock option agreement granted Mr. Box an option to purchase 150,000 shares of the Company’s common stock and was issued as a stand-alone grant outside of the terms of the Company’s 1998 Stock Incentive Plan. Under the terms of the original grant, the options were exercisable immediately and generally expired ten years from the date of grant. However, the terms of the original grant provided that, in the event of termination of employment for any reason, Mr. Box must exercise the option within a period ending on the earlier of (i) the one year period following the event of termination; or (ii) the expiration date of the option.
Pursuant to the amendment adopted by the Compensation Committee (a copy of which is filed as an exhibit to this Report), upon a termination of employment for any reason (other than a termination of employment for “Cause”) Mr. Box may exercise the option at any time on or before August 9, 2014, the original expiration date of the option. Upon a termination of employment for “Cause,” all of the options granted will terminate immediately.
Pursuant to the amendment, the term “Cause” has the same meaning as such term is defined in the Employment Agreement between Mr. Box and ebank, originally dated May 17, 2002, as amended.
Except as described above, no other changes were made to the stock option agreement.
Item 9.01. Financial Statements and Exhibits.
(c) The following exhibit is filed as a part of this Report:

Exhibit No.	Description
10.1	Amendment to James L. Box Non-qualified Stock Option Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ebank Financial Services, Inc.
Date: August 29, 2005	By:	/s/ James L. Box
James L. Box, President and Chief Executive Officer

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